Coopers & Lybrand L.L.P.


                       Consent of Independent Accountants


To the Trustees of Scudder Pathway Series:



We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement of Scudder Pathway Series on Form N-1A of our reports dated October 30, 1997, on our audits of the financial statements and financial highlights of Scudder Pathway Series: Conservative Portfolio,
Scudder Pathway Series: Balanced Portfolio, Scudder Pathway Series: Growth Portfolio and Scudder Pathway Series: International Portfolio in the
Annual Report to Shareholders for the fiscal year ended September 30, 1997, which are incorporated by reference in the Post Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."





                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                  Coopers & Lybrand L.L.P.
January 30, 1998